UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: April 26, 2004
(Date of earliest event reported)

Computer Associates International, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-9247 (Commission File Number)	13-2857434 (IRS Employer Identification No.)

One Computer Associates Plaza Islandia, New York (Address of Principal Executive Offices)	11749 (Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE
Computer Associates International, Inc. (“Computer Associates” or the “Company”) files this Current Report on Form 8-K/A in order to amend a Current Report on Form 8-K/A previously filed on September 22, 2004 (the “Amended 8-K”). The Amended 8-K in turn amended a Current Report on Form 8-K previously filed on April 26, 2004 (the “Original 8-K”).
The Amended 8-K included unaudited restated financial information of the Company for the fiscal years ended March 31, 2000 and 2001 and stated that the Company intended to provide audited restated financial statements for those years at a later date. This Current Report includes those audited restated financial statements, which have been filed as Exhibit 99.1 (the “Audited Restated Financials”). In addition, in Item 8.01 below, this Current Report amends certain information about the restated financial statements that was included in Item 8.01 of the Amended 8-K.
As described in Item 8.01, the Audited Restated Financials and the related information set forth below reflect the following additional adjustments, which were not reflected in the Amended 8-K but all of which have been previously reported by the Company: (1) a restatement to correct the accounting treatment of certain transactions entered into in fiscal years 1998 – 2001, which was previously announced by the Company in a Current Report on Form 8-K filed on May 26, 2005, (2) a restatement to reflect the modified retrospective adoption of the fair-value method of expensing share-based compensation prescribed by Statement of Financial Account Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123(R)”), which was previously announced by the Company in a Current Report on Form 8-K filed on July 27, 2005, and (3) a reclassification of the financial results of a former subsidiary, ACCPAC International, Inc. (“ACCPAC”), which was sold in fiscal year 2004, as discontinued operations for all periods presented, which was previously disclosed by the Company in its Annual Report on Form 10-K for fiscal year 2004. The Audited Restated Financials also reflect the reclassification of certain balance sheet items. Each of these additional adjustments is described in Note 2 to the Audited Restated Financial Statements.
Except for the additional adjustments referenced above and any other matters that may be specifically described in this Current Report, the Audited Restated Financials and the other information in this Current Report do not reflect any events that have occurred since the end of fiscal year 2001.
Item 8.01. Other Events
Background
In 2002, the United States Attorney’s Office for the Eastern District of New York (“USAO”) and the staff of the Northeast Regional Office of the U.S. Securities and Exchange Commission (“SEC”) commenced an investigation concerning certain of the Company’s past accounting practices, including the Company’s revenue recognition procedures in periods prior to the adoption of the Company’s current Business Model in October 2000.1
In response to the action taken by the USAO and SEC, the Board of Directors authorized the Audit Committee (now the Audit and Compliance Committee) to conduct an independent investigation into the timing of revenue recognition by the Company. To assist in the investigation, the Audit Committee engaged the law firm of Sullivan & Cromwell LLP, which engaged the accounting firm of PricewaterhouseCoopers (“PwC”). On October 8, 2003, the Company reported that the ongoing investigation by the Audit Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end

[1]	In October 2000, the Company announced the shift to its current Business Model that offers its customers more flexible licensing terms. Under the current Business Model, the Company recognizes software subscription license revenue ratably over the life of each software license arrangement. Under the prior Business Model, license fees from a software license agreement were generally recorded on an up-front basis.

of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.
Following the Audit Committee’s preliminary findings in October 2003 and at its recommendation, the Company asked for and received the resignations of executives who oversaw the relevant financial operations during the period in question, including the Company’s then Chief Financial Officer. Subsequently, the Company terminated other employees in its finance and legal departments as a result of the investigation. On April 21, 2004, the Company announced that Sanjay Kumar would be stepping down as Chairman and Chief Executive Officer of the Company and would be resigning from the Board. Additionally, on April 26, 2004, the Company’s Executive Vice President of Sales, Stephen Richards, resigned from the Company.
Restatement Relating to Audit Committee Investigation
In April 2004, the Audit Committee completed its investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. On April 26, 2004, the Company filed the Original 8-K, containing unaudited restated financial information for the Company for these periods.
In September 2004, the USAO and the SEC entered into a settlement with the Company regarding their investigation concerning certain of the Company’s accounting practices, including its revenue recognition policies and procedures. In the Amended 8-K, filed on September 22, 2004, the Company stated that it “...intends to provide audited restated financial statements for the fiscal years ended March 31, 2000 and 2001, and certain additional information related to the restatement, and will amend this Form 8-K once this information is complete.”
The Audit Committee’s investigation included a detailed review of the Company’s compliance with American Institute of Certified Public Accountants’ Statement of Position 97-2 (SOP 97-2), “Software Revenue Recognition.” Under SOP 97-2, a requirement for revenue recognition is “persuasive evidence of an arrangement.” Pursuant to paragraph 16 of SOP 97-2, if a vendor has a customary business practice of utilizing written contracts, which is the Company’s general business practice, then to satisfy the evidence of an arrangement requirement, a contract must be signed by both parties. The internal investigation revealed that evidence of an arrangement was not met in a number of cases during the prior Business Model period and an analysis of the extent and quantification of the prematurely recognized revenue was performed, which forms the basis of the restatement. The analysis included a review of arrangements where customer signatures were obtained late as well as where the customer signature was timely but the Company’s countersignature was obtained late. The analysis also included a review of other revenue recognition requirements so as to ensure the accuracy and completeness of the restatement.
For purposes of this restatement, which is summarized in Note 2 to the Audited Restated Financials, the revenue improperly recognized in a particular quarter was rebooked into the quarter in which the contract was fully executed. For example, if a contract having a value of $100 was prematurely recognized in one quarter, that $100 was removed from revenue in that quarter and then recognized in a later quarter in which the contract was signed by both the customer and the Company. In addition to revenue shifting between periods, there was a resultant impact on commission expense in the respective periods which has been adjusted in the restatement. The effects on income taxes have also been taken into account in the restatement.
The Audit Committee’s investigation found accounting irregularities that led to material misstatements of the Company’s financial reports for fiscal years 2001 and 2000, and prior periods. The effect of prior period errors which have an impact on fiscal year 2000 have been considered as part of this restatement. In connection with this investigation, the Company estimated that revenue for fiscal years 1999 and 1998 was overstated by an aggregate amount of approximately $561 million (including an overstatement of revenue of $474 million in fiscal year 1999), and net income by an aggregate amount of $333 million (including an overstatement of net income of $281 million in fiscal year 1999).
The Audit Committee believes that several factors contributed to the improper recognition of revenue in these periods, including a practice of holding the financial period open after the end of the fiscal quarters, providing customers with contracts with preprinted signature dates, late countersignatures by Company personnel, backdating of contracts, and not having sufficient controls to ensure the proper accounting under SOP 97-2. In addition, the Audit Committee found that certain former executives and other personnel were engaged in the practice of “cleaning up” contracts by, among other things, removing fax time stamps before providing agreements to the outside auditors. These same executives and personnel also misled the Company’s outside counsel, the Audit Committee and its counsel and accounting advisers regarding these accounting practices.
As described in Note 2 to the Audited Restated Financials, the net effect on revenue from the adjustments to correct these errors was an increase of $558 million and a decrease of $2 million in the fiscal years ended March 31, 2001 and 2000, respectively. The Company’s net loss for fiscal 2001 decreased by $333 million and the net effect on net income for fiscal 2000 was immaterial. The adjustments associated with the Audit Committee’s investigation are reflected in the column labeled “Adj. #1” in the tables accompanying Note 2 to the Audited Restated Financials.
Restatement Announced in May 2005
As previously announced in a Current Report on Form 8-K filed on May 26, 2005, and in addition to the revenue recognition issues noted above, the Company identified certain additional transactions that were entered into in fiscal years 1998 through 2001 that were accounted for improperly. In a few instances, these transactions involved contemporaneous purchases and sales (or investments and licenses) of software products and services with the same or related third parties. These transactions appear not to have been negotiated on an arm’s-length basis and to have no valid commercial purpose. In several other cases, the terms of certain license agreements were altered by side agreements that would have prevented the full recognition of related revenue until some future period. While the Company entered into all of these transactions in fiscal years 1998 through 2001, the accounting treatment required the initial deferral of revenue, and subsequent recognition of revenue in the period the contract amount became fixed and determinable, and therefore these transactions have also affected the financial statements for subsequent fiscal years.
As described in Note 2 to the Audited Restated Financials, the net effect on revenue from the adjustments associated with the May 26, 2005 restatement was a decrease of $53 million and $55 million in the fiscal years ended March 31, 2001 and 2000, respectively. The net effect on the net loss for fiscal 2001 was an increase of $18 million and the net effect on net income for fiscal 2000 was a decrease of $32 million. The adjustments associated with the May 26, 2005 restatement are reflected in the column labeled “Adj. #2” in the tables accompanying Note 2 to the Audited Restated Financials. The Company determined that revenue for fiscal years 1999 and prior were overstated by an aggregate amount of approximately $23 million (no adjustments to revenue were attributable to fiscal year 1999), and net income by an aggregate amount of $10 million (including an understatement of net income of $3 million in fiscal year 1999).
Audited Restated Financials and Summary of Adjustments
The Audited Restated Financials, which are filed as Exhibit 99.1 to this Current Report, restate the Company’s financial statements for its fiscal years ended March 31, 2001 and 2000 in order to reflect the adjustments associated with the prior restatements described above, as well as adjustments to reflect the retrospective adoption of SFAS 123(R) in fiscal year 2005, the ACCPAC divestiture in fiscal year 2004 and the reclassification of certain balance sheet items relating to advance contributions to the Company’s employee defined contribution plan and subscription license fees received in advance of recognition of the related revenue. These adjustments are summarized in the tables in Note 2 to the Audited Financial Statements, which Note is incorporated by reference into this Item 8.01. The Audited Restated Financials have been audited by the Company’s independent accountants.
The Company is not separately amending its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for the 2001 and 2000 fiscal years and related quarters. The financial and other information contained in such Annual and Quarterly Reports should be read in conjunction with the Audited Restated Financial Statements.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit 23	Consent of Independent Registered Public Accounting Firm.

Exhibit 99.1	Audited Restated Financial Statements for fiscal years 2001 and 2000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

Date: October 18, 2005	By:	/s/ Kenneth V. Handal

Kenneth V. Handal
Executive Vice President, General Counsel and Corporate Secretary